UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2006

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 21, 2006, Xethanol Corporation (“Xethanol”) issued a press release announcing the departure of Christopher d’Arnaud Taylor as the company’s Chief Executive Officer, effective immediately, and the appointment of Louis B. Bernstein as Xethanol’s interim Chief Executive Officer. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Louis B. Bernstein has served as a member of Xethanol’s board of directors and as chairman of the board’s governance committee since June 2, 2005. Until his retirement in August 2006, Mr. Bernstein served as an Assistant General Counsel of Pfizer Inc., where he had been an attorney for over 30 years. In that capacity, Mr. Bernstein managed product liability claims and litigation involving prescription pharmaceuticals, orthopedic implants and other medical devices. With respect to such products, Mr. Bernstein also provided due diligence, preventive-law counseling, acquisition candidate profiling and strategic partnering advice and assistance to Pfizer. In addition, Mr. Bernstein has related experience in advertising and labeling review, legislative analysis and consultation regarding new products and investments, food and drug regulatory matters and commercial transactions. Mr. Bernstein is also a member of the board of directors of United Energy Corporation, a Nevada corporation. He received his undergraduate degree from Amherst College in 1972 and his law degree from the University of Virginia School of Law in 1975.

In connection with his election as a director, on July 28, 2005 Xethanol granted Mr. Bernstein options to purchase a total of 75,000 shares of Xethanol’s common stock. The options are exercisable at the market price of the common stock on the date of grant. 50% of the options vested on the date of grant and the remaining 50% vest at the end of the first year of service. Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Bernstein had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: August 25, 2006	By:	/s/ Louis B. Bernstein
Louis B. Bernstein
Interim Chief Executive Officer